EXHIBIT 99.1

S&W Seed Company Announces Pricing of
Public Offering of Common Stock

For Immediate Release
Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - May 18, 2012 - S&W Seed Company (Nasdaq: SANW) today announced the pricing of an underwritten public offering of 1,000,000 shares of its common stock at a price to the public of $5.50 per share. The gross proceeds from the sale of the shares, before underwriting discounts and commissions and other offering expenses, are expected to be approximately $5.5 million. The offering is expected to close on or about May 23, 2012, subject to customary closing conditions.

The Company anticipates using the net proceeds from this offering for acquisition of farmland and for general corporate purposes, including working capital.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), is acting as sole book-running manager for the offering. Wm Smith & Co. is acting as co-manager.

The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, copies of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies may also be obtained by contacting Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY 10020, telephone: (212) 201-8064 or email: placements@rodm.com.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California- based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

Certain of the statements made in this press release are forward looking, such as those, among others, relating to S&W Seed Company's expectations related to its planned use of proceeds and satisfaction of closing conditions related to the public offering. There can be no assurance that the Company will be able to complete the public offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, S&W Seed Company and its business can be found under the heading "Risk Factors" in S&W Seed Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, in its Quarterly Report on Form 10-Q for the nine months ended March 31, 2012 and in the final prospectus supplement related to the public offering to be filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.